UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

MANHATTAN ASSOCIATES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Atlanta, Georgia 30339

Proxy Statement

AMENDMENT NO. 1

Annual Meeting of Shareholders

May 11, 2023

EXPLANATORY NOTE

On March 28, 2023, Manhattan Associates, Inc. filed with the Securities and Exchange Commission its definitive proxy statement for the 2023 Annual Meeting of Shareholders to be held on May 11, 2023 (the “Proxy Statement”). This Amendment corrects and supplements the definition of the “Target Revenue” corporate performance measure used to determine annual cash bonus payouts to, and the number of performance-based restricted stock units earned by, the named executive officers in 2022. For 2022, Target Revenue excluded hardware and billed travel revenue but did include cloud revenue.

Except as specifically discussed herein, this Amendment does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement.

The date of this Amendment No. 1 is April 6, 2023.

AMENDMENTS

(1)
The third sentence of the fourth paragraph under “Governance—Board of Directors and Committees—Risk Management” in the Proxy Statement is deleted in its entirety and the following sentence is inserted in its place:

“Those components are Target Revenue (consolidated revenue excluding hardware sales and billed travel), new annual contract value from cloud solutions (NACV) and adjusted operating income (AOI) (see complete definitions on page 36).”

(2)
Under “Executive Compensation—Compensation Discussion and Analysis—Principal Elements of Executive Compensation—Annual Cash Bonus Program” in the Proxy Statement:

a.
in the first checkmark-denominated element of the fourth paragraph, the sentence following such first checkmark is deleted in its entirety and the following sentence is inserted in its place:

“As defined in the program, “Target Revenue” is, in effect, consolidated revenue excluding revenue from hardware sales and billed travel, to minimize risk of low margin revenue lines skewing incentive plan payout percentages.”

and

b.
the following new paragraph is inserted below the fourth paragraph:

“For 2022, the Compensation Committee determined to include cloud solutions revenue in the Target Revenue measure rather than exclude it because cloud solutions revenue had become the second largest revenue source.”